Exhibit 99
JOINT FILING AGREEMENT

K&M LLC and J. Michael Myers hereby agree that the Schedule 13D to which this agreement is attached is filed on behalf of each of them.

K&M LLC.

By:/s/	J. MICHAEL MYERS
J. Michael Myers, CEO

/s/ J. MICHAEL MYERS
J. Michael Myers